United States securities and exchange commission logo





                 August 22, 2022

       Chad Rigetti
       Chief Executive Officer
       Rigetti Computing, Inc.
       775 Heinz Avenue
       Berkeley, CA 94710

                                                        Re: Rigetti Computing,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed August 17,
2022
                                                            File No. 333-266938

       Dear Mr. Rigetti:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence,
       Larry Spirgel, Office Chief, at (202) 551-3815 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Rupa Briggs, Esq.